KCSA
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Public and Investor Relations, Corporate and Marketing Communications

FOR:                         4Kids Entertainment, Inc.

KCSA                       Todd Fromer / Garth Russell
CONTACTS:            (212) 896-1215 / (212) 896-1250
                                  tfromer@kcsa.com / grussell@kcsa.com

4Kids Entertainment Reports Second Quarter 2006 Results

NEW YORK, August 9, 2006 – 4Kids Entertainment, Inc. (NYSE: KDE), a global provider of children’s entertainment and merchandise licensing, today announced financial results for the quarter ended June 30, 2006.

Net revenues in the second quarter of 2006 totaled $16.7 million from continuing operations as compared to $18.3 million for the same period last year. The Company’s net income for the quarter ended June 30, 2006 was $34,000 (consisting of a loss from continuing operations for the second quarter of 2006 of $(0.6) million, or $(0.05) per diluted share and income from discontinued operations of $0.7 million or $0.05 per diluted share) as compared to net income of $0.6 million, or $0.05 per diluted share, in the second quarter of 2005 (consisting of income from continuing operations for the second quarter of 2005 of $0.6 million, or $0.05 per diluted share and income from discontinued operations of $13,000 or $0.00 per diluted share) . The diluted weighted average common shares outstanding for the quarter ended June 30, 2006 was 13,372,045 shares compared with 13,700,291 shares for the quarter ended June 30, 2005. The Company’s media buying subsidiary, The Summit Media Group, Inc., ceased operations as of June 30, 2006 with Summit’s results, including $1.8 million of revenue arising from a settlement of litigation, being reported as a discontinued operation.

For the six months ended June 30, 2006, net revenues totaled $35.9 million compared to $37.6 million from the same period last year. The Company’s net income for the six months ended June 30, 2006 was $1.6 million, or $0.12 per diluted share (consisting of income from continuing operations of $1.0 million, or $0.08 per diluted share and income from discontinued operations of $0.6 million, or $0.04 per diluted share), as compared to net income for the six months ended June 30, 2005 of $2.6 million, or $0.19 per diluted share for the six months ended June 30, 2005 (consisting of income from continuing operations of $2.4 million, or $0.18 per diluted share and income from discontinued operations of $0.2 million, or $0.01 per diluted share). The diluted weighted average common shares outstanding for the six months ended June 30, 2006 were 13,370,177 shares compared with 13,766,632 shares for the six months ended June 30, 2005.

Alfred R. Kahn, 4Kids Entertainment’s Chairman and Chief Executive Officer, said, “We had mixed results in the second quarter. While we experienced gains in revenues attributable to our Yu-Gi-Oh!, Cabbage Patch Kids and The Winx Club brands, these gains were offset by declines in revenues from the Teenage Mutant Ninja Turtles and the American Kennel Club properties. The Company recorded additional revenue of approximately $2.8 million for the “Yu-Gi-Oh!” property during the three and six months ended June 30, 2006, resulting from changes in the manner in which sales are calculated by a licensee for purposes of computing the amount of certain marketing fees due to the Company from such licensee.This quarter’s results were negatively impacted by approximately $2.2 million in one-time charges consisting of $1.7 million in severance costs and approximately $0.5 million in a write off of software development costs.

“We look forward to the introduction of our promising new properties, Viva Piñata and Chaotic, as part of our exciting new fall lineup for 4Kids TV™. Viva Piñata, our first collaboration with Microsoft, will be supported by Microsoft’s planned fourth quarter, 2006 release of the initial Viva Piñata videogame exclusively for Xbox 360. Chaotic, the series based on the trading card game featuring cards imprinted with codes that enable the cards to be digitally uploaded to the Chaotic website, also will debut on 4Kids TV™ in late September. The Chaotic website will launch late in the year with the introduction of the Chaotic trading card game at retail expected to take place in spring 2007", said Kahn.

The Company will also add the Yu-Gi-Oh! brand to its Saturday morning lineup with the Yu-Gi-Oh! Capsule Monsters series making its debut on 4Kids TV™ in September. Teenage Mutant Ninja Turtles® Fast Forward, the new fifth season of the television series set 99 years into the future, will return to 4Kids TV™ this fall. It is expected that the Turtle property will benefit from the upcoming Turtles movie to be released by Warner Bros. and The Weinstein Company in March 2007. These series join the Company’s other returning programming on 4Kids TV™: The Winx Club, Bratz and GI Joe Sigma Six.

“This past quarter, we also continued to make important strides in strengthening our property portfolio,” Kahn added. “Our worldwide licensing and marketing agreement with The Jim Henson Company provides us with the unique opportunity to license new artwork and concepts from the renowned puppeteer and filmmaker.”

Kahn concluded, “We look forward to improved future performance stemming from the introduction of some exciting, new properties and the re-invigoration of some of our older properties. We anticipate that our cost-cutting initiatives will result in significant savings beginning in the fourth quarter of 2006 and continuing into 2007. With more than $113.5 million in total cash and investments and no long-term debt, we continue to evaluate opportunities to expand our content and distribution and build shareholder value.”

About 4Kids Entertainment

Headquartered in New York City with an international office in London, 4Kids Entertainment, Inc. (NYSE: KDE), is a global provider of children’s entertainment and merchandise licensing. 4Kids, through its wholly owned subsidiaries, provides domestic and international merchandise licensing; product development; television, film, music and home video production and distribution; media planning and buying; and Web site development. For further information, please visit the Company’s Web site at www.4KidsEntertainment.com.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company’s control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company’s properties and other factors could cause actual results to differ materially from the Company’s expectations.

Tables follow:

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
JUNE 30, 2006 AND DECEMBER 31, 2005
(In thousands of dollars, except share data)

Assets	2006	2005
Current assets:	(Unaudited)
Cash and cash equivalents	$12,926	$35,142
Investments	100,600	78,383

Total cash and investments	113,526	113,525
Accounts receivable - net	22,902	32,193
Prepaid 4Kids TV broadcast fee, net of accumulated amortization
of $100,396 and $90,714 in 2006 and 2005, respectively	3,716	6,606
Prepaid income taxes	2,877	2,312
Prepaid expenses and other current assets	2,905	1,683
Current assets from discontinued operations	1,918	2,316
Deferred income taxes	466	466

Total current assets	148,310	159,101
Property and equipment - net	2,119	2,853
Other assets:
Accounts receivable - noncurrent, net	3,473	891
Film and television costs - net	15,027	12,208
Deferred income taxes - noncurrent	1,516	1,971
Other assets - net	7,409	6,914

Total assets	$177,854	$183,938

Liabilities and Stockholders' Equity
Current liabilities:
Due to licensors	$5,011	$13,503
Accounts payable and accrued expenses	10,622	9,239
Current liabilities from discontinued operations	654	1,486
Deferred revenue	4,952	5,297

Total current liabilities	21,239	29,525
Deferred rent	902	1,016

Total liabilities	22,141	30,541

Commitments and contingencies
Stockholders' equity
Preferred stock, $.01 par value - authorized, 3,000,000 shares; none issued	--	--
Common stock, $.01 par value - authorized, 40,000,000 shares;
issued, 14,843,893 and 14,826,643 shares; outstanding 13,093,893 and
13,076,643 shares in 2006 and 2005, respectively	148	148
Additional paid-in capital	61,655	61,415
Accumulated other comprehensive income	922	428
Retained earnings	126,237	124,655

	188,962	186,646
Less- cost of 1,750,000 treasury shares in 2006 and 2005	33,249	33,249

	155,713	153,397

Total liabilities and stockholders' equity	$177,854	$183,938

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES   CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) THREE AND SIX MONTHS ENDED JUNE 30, 2006 AND 2005 (In thousands of dollars, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net revenues	$16,672	$18,324	$35,925	$37,608

Costs and expenses:
Selling, general and administrative	10,285	8,299	18,562	16,493
Production service costs	3,155	1,986	6,031	4,122
Amortization of television and film cost	1,371	1,762	3,017	3,845
Amortization of 4Kids TV broadcast fee	4,874	5,971	9,682	10,558

Total costs and expenses	19,685	18,018	37,292	35,018

(Loss) income from operations	(3,013)	306	(1,367)	2,590

Interest income	1,009	753	1,896	1,400

(Loss) income before income taxes	(2,004)	1,059	529	3,990

(Benefit) provision for income taxes	(1,382)	441	(477)	1,574

(Loss) income from continuing operations	($ 622)	$618	$1,006	$2,416

Income from discontinued operations	$656	$13	$576	$179

Net income	$34	$631	$1,582	$2,595

Per share amounts:
Basic (loss) earnings per common share
Continuing Operations	($ 0.05)	$0.05	$0.08	$0.18
Discontinued Operations	$0.05	$0.00	$0.04	$0.01

Basic earnings per common share	$0.00	$0.05	$0.12	$0.19

Diluted (loss) earnings per common share
Continuing Operations	($ 0.05)	$0.05	$0.08	$0.18
Discontinued Operations	$0.05	$0.00	$0.04	$0.01

Diluted earnings per common share	$0.00	$0.05	$0.12	$0.19

Weighted average common shares
outstanding - basic	13,090,901	13,248,711	13,083,937	13,315,162

Weighted average common shares
outstanding - diluted	13,372,045	13,700,291	13,370,177	13,766,632